Exhibit 4.5

Dated: September 15, 2026

Capital One Financial Corporation

as Issuer

and

The Bank of New York Mellon, London Branch

as Paying Agent

PAYING AGENCY AGREEMENT

THIS AGREEMENT is made as of September 15, 2026 between Capital One Financial Corporation (the “Issuer”), and The Bank of New York Mellon, London Branch, as paying agent (the “Paying Agent”), located at 160 Queen Victoria Street, London EC4V 4LA, United Kingdom.

WHEREAS, reference is hereby made to that certain Senior Indenture dated as of November 1, 1996 (the “Base Indenture”), between the Issuer and The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A. (as successor to Harris Trust and Savings Bank), as indenture trustee (the “Trustee”), as supplemented by a supplemental indenture dated as of November 2, 2021 between the Issuer and the Trustee (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”) pursuant to which the Issuer proposes to issue Euro denominated 4.326% Fixed-to-Floating Rate Senior Notes due 2032 in the form attached hereto as Annex A (the “2032 Notes”) in the aggregate principal amount of €750,000,000 and Euro denominated 4.832% Fixed-to-Floating Rate Senior Notes due 2037 in the form attached hereto as Annex B (the “2037 Notes” and, together with the 2032 Notes, the “Notes”) in the aggregate principal amount of €750,000,000, on the date hereof;

WHEREAS, the Issuer wishes to appoint the Paying Agent to act as the paying agent, solely with respect to the Notes, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

1	Definitions

1.1	All capitalized terms used herein, but not defined, shall have the meanings given to them in the Indenture.

1.2	In addition, the following terms shall have the following meanings:

“Business Day” means any day that is not a Saturday or Sunday (i) that is not a day on which banking institutions in New York, New York, Chicago, Illinois, McLean, Virginia or London, England are authorized or obligated by law or executive order to close and (ii) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system, or the TARGET2 system, or any successor thereto, operates.

“Holder(s)” means the person(s) in whose name the Note is registered in the Security Register.

References to the records of Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”) shall be to the records that each of Euroclear and Clearstream holds for its customers which reflect the amount of such customers’ interests in the Notes.

2	Appointment of Paying Agent

The Issuer hereby appoints the Paying Agent at its office specified above as the paying agent solely in respect of the Notes upon the terms and conditions herein contained, and the Paying Agent accepts such appointment. In the event of any inconsistency between the Indenture and this Agreement, the terms of this Agreement shall prevail.

3	Payment

3.1

In order to provide for all payments due on the Notes as the same shall become due, the Issuer shall cause to be paid to the Paying Agent, no later than 11:00 a.m. London time on the due date for the payment of each Note, at such bank as the Paying Agent shall previously have notified to the Issuer, in immediately available funds sufficient to meet all payments due on such Notes.

3.2

The Issuer hereby authorizes and directs the Paying Agent, from the amounts paid to it pursuant to this Section 3, to make or cause to be made all payments on the Notes in accordance with the terms thereof. Such payments shall be made to the Holder or Holders of Notes in accordance with the terms of the Notes and the Indenture, the provisions contained in this Agreement, and the procedures of Euroclear and Clearstream. All interest payments in respect of each series of Notes will be made by the Paying Agent on the relevant interest payment date (as set forth in the relevant Note) to the Holders in whose names such Notes are registered at the close of business (in New York City) on the record date specified in such Notes next preceding the interest payment date or such other date as is provided in such Notes. So long as each series of Notes are represented by a single global certificate and registered in the name of a nominee of a common depositary for Euroclear and Clearstream, all interest payments on the Notes shall be made by the Paying Agent by wire transfer of immediately available funds in Euro to such Holder.

3.3

The Paying Agent will pay the principal amount of each Note, premium, if any, and additional amounts, if any, on the applicable maturity date or upon any redemption date with respect thereto, together with accrued and unpaid interest due at maturity or such redemption date, if any, upon presentation and surrender of such Note on or after the maturity date or redemption date thereof to the Paying Agent, or as specified in the Notes and the Indenture.

3.4

If for any reason the amounts received by the Paying Agent are insufficient to satisfy all claims in respect of all payments then due on either series of Notes, the Paying Agent shall forthwith notify the Issuer, and the Paying Agent shall not be obliged to pay any such claims until the Paying Agent has received the full amount of the monies then due and payable in respect of such Notes. If, however, the Paying Agent in its sole discretion shall make payment on such Notes on their maturity, redemption, payments of interest or such other payments when otherwise due (it being understood that the Paying Agent shall have no obligation whatsoever to make any such payment) and the amount which should have been received is not received on such date, the Issuer agrees forthwith on demand to pay, or procure the payment of, to the Paying Agent, in addition to the amount which should have been paid hereunder, interest thereon from the day following the date when the amount unpaid should have been received under this Agreement to the date when such amount is actually received (inclusive) at a rate equal to the cost of the Paying Agent of funding such amount, as certified by the Paying Agent and expressed as a rate per annum.

3.5	The Paying Agent hereby agrees that:

(i)

it will hold all sums held by it as Paying Agent for the payment of the principal of, premium, if any, additional amounts, if any, or interest on the Notes in trust for the benefit of the Holders of the Notes entitled thereto, or for the benefit of the Trustee, as the case may be, until such sums shall be paid out to such Holders or otherwise as provided in Section 3.6 below and in the Notes and the Indenture;

(ii)

it will promptly give the Trustee notice of: (x) an Issuer deposit for the payment of principal of or premium, if any, additional amounts, if any, or interest on the Notes, (y) any failure by the Issuer in the making of any deposit for the payment of principal of or premium, if any, additional amounts, if any, or interest on either series of Notes that shall have become payable, and (z) any default by the Issuer in making any payment of the principal of or premium, if any, additional amounts, if any, or interest on either series of Notes where the same shall be due and payable as provided in such Notes and the Indenture; and

(iii)

at any time after an Issuer Event of Default in respect of either series of Notes shall have occurred, the Paying Agent shall, if so required by notice in writing (which may include email) given by the Trustee to the Paying Agent and in accordance with the Indenture: (y) thereafter, until otherwise instructed by the Trustee, act as agent of the Trustee under the terms of the Indenture; and/or (z) deliver all Notes of such series and all sums, documents and records held by the Paying Agent in respect of such Notes to the Trustee or as the Trustee shall direct in such notice; provided that such notice shall be deemed not to apply to any document or record which the Paying Agent is obliged not to release by any applicable law or regulation.

3.6	Notwithstanding the foregoing:

(i)

if any Note is presented or surrendered for payment to the Paying Agent and the Paying Agent has delivered a replacement therefor or has been notified that the same has been replaced, the Paying Agent shall as soon as is reasonably practicable notify the Issuer in writing (which may include email) of such presentation or surrender and shall not make payment against the same until it is so instructed by the Issuer and has received the amount to be so paid; and

(ii)	the Paying Agent shall promptly cancel each Note against surrender of which it has made full payment and shall promptly deliver each Note so cancelled by it to the Trustee.

3.7	In no event, shall the Paying Agent be obliged to make any payments hereunder if it has not received the full amount of any payment.

4	Indemnity

4.1

The Issuer shall indemnify the Paying Agent against any losses, liabilities, costs, claims, actions or demands which it may incur or which may be made against it (but excluding any tax imposed on or calculated by reference to the net income, profits or gains of the Paying Agent) as a result of or in connection with its appointment or the exercise of its powers and duties under this Agreement or in respect of the Issuer’s issue of Notes, except to the extent that they have resulted from the Paying Agent’s negligence, wilful misconduct or bad faith. The Paying Agent shall notify the Issuer promptly of any claim for which it may seek indemnity. The Issuer shall defend the claim and the Paying Agent shall cooperate in the defence. The Paying Agent may have one separate counsel and the Issuer shall pay the reasonable and documented fees and expenses of such counsel. The Issuer need not pay for any settlement without its consent.

4.2	The indemnity contained in this Section shall survive the termination or expiry of this Agreement and the resignation or removal of the Paying Agent.

5	General

5.1

In acting under this Agreement, the Paying Agent shall not (i) be under any fiduciary duty towards any person, (ii) be responsible for or liable in respect of the authorization, validity or legality of any Note amount paid by it hereunder (except to the extent that any such liability is determined by a court of competent jurisdiction to have been resulted from the Paying Agent’s negligence, wilful misconduct or bad faith), (iii) be under any obligation towards any person other than the Trustee and Issuer or (iv) assume any relationship of agency or trust for or with any Holder.

5.2	The Paying Agent shall be entitled to treat the registered Holder of any Note as the absolute owner of such Note for all purposes and make payments thereon accordingly.

5.3

The Paying Agent may exercise any of its rights or duties hereunder by or through agents or attorneys, and shall not be responsible for any misconduct thereof, provided such agent or attorney has been appointed by the Paying Agent with due care. Each such agent making any payment on the Notes shall be a United States person (as defined in Section 7701(a)(30) of the Internal Revenue Code) that is a “financial institution” within the meaning of Treasury Regulation Section 1.1441-1T(c)(5) and a U.S. financial institution within the meaning of Treasury Regulation Section 1.1471-1(b)(136).

5.4

The Paying Agent shall not exercise any lien, right of set-off or similar claim against any Holder of a Note in respect of moneys payable by it under this Agreement; however, should the Paying Agent elect to make a payment pursuant to Section 3.4 hereof, it shall be entitled to appropriate for its own account out of the funds received by it under Section 3 an amount equal to the amount so paid by it.

5.5

The Paying Agent may (at the reasonable and documented expense of the Issuer) consult on any matter concerning its duties hereunder any legal adviser or other expert selected by it with due care and, with respect to the selection of other experts, in consultation with the Issuer, and the Paying Agent shall not be liable in respect of anything done, or omitted to be done, in good faith in accordance with that adviser’s opinion. At any time, the Paying Agent may apply to any duly authorized representative of the Issuer for a written instruction, and shall not be liable for action lawfully taken or omitted to be taken in accordance with such instruction. Notwithstanding anything to the contrary herein, in no event shall the Paying Agent be entitled to reimbursement of the expenses of such legal adviser or expert with respect to any matter arising from the Paying Agent’s negligence, wilful misconduct or bad faith. The Paying Agent shall promptly notify the Issuer of any action taken or omitted by the Paying Agent in reliance upon such advice.

5.6

The Paying Agent shall be entitled to rely, and shall not be liable in respect of anything done or suffered by it in reliance, on any notice, document, communication or information reasonably believed in good faith by it to be genuine and given by the proper parties.

5.7

The Paying Agent shall be obliged to perform only such duties as are specifically set forth herein and in the Notes and the Indenture, and no implied duties or obligations shall be read into this Agreement, the Notes, or the Indenture against the Paying Agent.

5.8

The Paying Agent shall not be liable to account to the Issuer for any interest or other amounts in respect of funds received by it from the Issuer. Money held by the Paying Agent need not be segregated except as required by law.

5.9

No provision of this Agreement or the Notes shall require the Paying Agent to risk or expend its own funds, or to take any action which in its reasonable judgment would result in any expense or liability accruing to it.

5.10

In no event will the Paying Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, severe loss or severe malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Paying Agent will use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

5.11	The Paying Agent shall have no duty to inquire as to the performance of the covenants of the Issuer, nor shall it be charged with knowledge of any default or Event of Default under the Indenture.

5.12

Notwithstanding any provision of this Agreement to the contrary, the Paying Agent will not in any event be liable for special, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Paying Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

5.13	Reserved.

5.14

The Paying Agent shall incur no liability hereunder except to the extent such liability has been determined by a court of competent jurisdiction to have resulted from the Paying Agent’s negligence, wilful misconduct or bad faith.

5.15

The Paying Agent, its officers, directors, employees and shareholders may become the owners of, or acquire any interest in, the Notes, with the same rights that it or they would have if it were not the Paying Agent, and may engage or be interested in any financial or other transaction with the Issuer as freely as if it were not the Paying Agent.

5.16

Neither the Paying Agent nor its officers, directors, employees, agents or attorneys shall be liable to the Issuer for any act or omission hereunder, or for any error of judgment made in good faith by it or them, except to the extent such liability has been determined by a court of competent jurisdiction to have resulted from the Paying Agent’s negligence, wilful misconduct or bad faith.

5.17

The Paying Agent shall retain the right not to act and shall not be held liable for refusing to act unless it has received clear and reasonable documentation which complies with the terms of this Agreement.

5.18	The Issuer will supply the Paying Agent with the names and specimen signatures of its authorized persons as soon as practicable after the date hereof.

6	Change of Paying Agent

6.1

Any time, other than on a day during the ninety (90) day period preceding any payment date for Issuer’s Notes, the Paying Agent may resign by giving at least ninety (90) days’ prior written notice to Issuer; and the Paying Agent’s agency shall be terminated and its duties shall cease upon expiration of such ninety (90) days or such lesser period of time as shall be mutually agreeable to the Paying Agent and the Issuer. At any time, following at least ninety (90) days’ prior written notice (or such lesser period of time as shall be mutually agreeable to the Paying Agent and the Issuer) from the Issuer, the Paying Agent may be removed from its agency. Such removal shall become effective upon the expiration of the ninety (90) day or agreed lesser time period (provided that any such removal shall be immediate in case the Paying Agent shall be adjudicated bankrupt or insolvent), and upon payment to the Paying Agent of all amounts payable to it in connection with its agency. In such event, following payment of its fees and expenses pursuant to Section 7.2 of this Agreement, the Paying Agent shall deliver to the Issuer, or to the Issuer’s designated representative, all Notes (if any) and cash (if any) belonging to the Issuer and, at the Issuer’s reasonable expense, shall furnish to the Issuer, or to the Issuer’s designated representative, such information regarding the status of the Issuer’s outstanding Notes reasonably requested by the Issuer.

6.2

Any corporation into which a Paying Agent may be merged or consolidated or any corporation resulting from any merger or consolidation to which such Paying Agent is a party or any corporation to which such Paying Agent shall sell or otherwise transfer all or substantially all of its corporate trust or agency assets shall on the date on which such merger, consolidation or transfer becomes effective, become the successor to such Paying Agent under this Agreement upon due notice to the Issuer hereunder; provided that such corporation complies with Section 5.3 of this Agreement and provides the information required by Section 10.2 of this Agreement.

7	Compensation, Fees and Expenses

7.1	The Issuer will pay to the Paying Agent the compensation, fees and expenses in respect of the Paying Agent’s services as separately agreed with the Paying Agent.

7.2

The Issuer will also pay all reasonable and documented out-of-pocket expenses (including reasonable legal expenses) incurred by the Paying Agent in connection with its services hereunder, together with any applicable value added tax and stamp, issue, or other documentary taxes and duties, except such as has been determined by a court of competent jurisdiction to have resulted from the Paying Agent’s negligence, wilful misconduct or bad faith.

8	Notices

8.1

Each notice or communication under this Agreement shall be made in writing, by fax, email or otherwise in accordance with this Section 8. Each communication or document to be delivered to any party under this Agreement shall be sent to that party at the fax number, email address or address, and marked for the attention of the person (if any), from time to time designated by that party to the Paying Agent (or, in the case of the Paying Agent, by it to each other party) for the purpose of this Agreement. The initial telephone number, fax number, email address, address and person so designated are:

in the case of the Issuer, at:

Capital One Financial Corporation

1680 Capital One Drive

McLean, Virginia 22102

Attention: Vice President, Treasury Strategy & Execution

Email: [Intentionally Omitted]

in the case of the Paying Agent, to it at:

The Bank of New York Mellon, London Branch

160 Queen Victoria Street, London EC4V 4LA, United Kingdom

Attention: Corporate Trust Administration

Email: savas.apostolakis@bny.com

8.2

All notices under this Agreement shall be effective (if by fax or email) when good receipt is confirmed by the recipient following enquiry by the sender and (if in writing) when delivered, except that a communication received outside normal business hours shall be deemed to be received on the next Business Day in the city in which the recipient is located.

8.3

In no event, shall the Paying Agent be liable for any losses arising from the Paying Agent receiving or transmitting any data from or to an authorized person via any non- secure method of transmission or communication, such as but without limitation, by facsimile or email. The Issuer accepts that some methods of communication are not secure and the Paying Agent shall not incur any liability for receiving instructions via any such non-secure method. The Paying Agent is authorized to comply with and rely upon any such notice, instruction or other communications reasonably believed by it to have been sent or given by an authorized person. The Issuer shall use all reasonable endeavours to ensure that instructions transmitted to the Paying Agent pursuant to this Agreement are complete and correct. Any instructions shall be conclusively deemed to be valid instructions from the Issuer to the Paying Agent for the purposes of this Agreement.

9	Governing Law and Jurisdiction; Waiver of Jury Trial

9.1

The interpretation, validity and enforcement of this Agreement, and all legal actions brought under or in connection with the subject matter of this Agreement, shall be governed by the laws of the State of New York.

9.2

Any court action brought under or in connection with the subject matter of this Agreement shall be brought only in the United States District Court for the Southern District of New York or, if such court would not have jurisdiction over the matter, then only in a New York State court sitting in the Borough of Manhattan, City of New York. Each Party submits to the exclusive jurisdiction of these courts and agrees not to commence any legal action under or in connection with the subject matter of this Agreement in any other court or forum.

9.3

Each Party waives any objection to the laying of the venue of any legal action brought under or in connection with the subject matter of this Agreement in the Federal or state courts sitting in the Borough of Manhattan, City of New York, and agrees not to plead or claim in such courts that any such action has been brought in an inconvenient forum.

9.4

EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY.

10	Certain Tax Matters

10.1

Notwithstanding any other provision of this Agreement, the Paying Agent or Trustee (as applicable, “BNYM”) shall deduct or withhold (including in respect of FATCA Withholding Tax) from any payment which it makes under this Agreement for or on account of any present or future taxes, duties or charges if and to the extent so required by any applicable law and any current or future regulations or agreements thereunder or official interpretations thereof or any law implementing an intergovernmental approach thereto or by virtue of the relevant holder failing to satisfy any certification or other requirements in respect of the Notes (the “Applicable Law”), in which event BNYM shall make such payment after such withholding or deduction has been made and shall timely account to the relevant authorities for the amount so withheld or deducted, and BNYM shall have no obligation to gross up any payment hereunder or pay any additional amount as a result of such withholding tax. The Issuer agrees: (i) to the extent permitted by law (as determined in the Issuer’s sole discretion) to provide to BNYM, upon BNYM’s reasonable request, information that Issuer has in its possession (if any) relating to holders to the extent necessary for BNYM to comply with its tax reporting and withholding obligations in respect of the Notes under Applicable Law; and (ii) that BNYM shall be entitled to make any withholding or deduction from payments hereunder to the extent necessary to comply with Applicable Law. The terms of this section shall survive the termination of this Agreement.

Definitions:

“FATCA Withholding Tax” shall mean any withholding or deduction pursuant to an agreement described in Section 1471(b) of the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code (or any regulations or agreements thereunder or official interpretations thereof) or any intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any law implementing such an intergovernmental agreement).

“Code” shall mean the US Internal Revenue Code of 1986, as amended.

10.2

The Paying Agent shall deliver to the Issuer two properly completed and executed copies of the Paying Agent’s IRS Form W-9 (or appropriate successor form) upon entering into this Agreement (and from time to time thereafter upon reasonable request of the Issuer). The Paying Agent agrees that if any form or certification that it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification promptly or promptly notify the Issuer in writing of its legal inability to do so. Any agent appointed pursuant to Section 5.3 hereof making any payment on the Notes shall deliver to the Issuer two properly completed and executed copies of such agent’s IRS Form W-9 (or appropriate successor form) upon such appointment (and from time to time thereafter upon reasonable request of the Issuer). The terms of this Section 10 shall survive the termination of this Agreement.

11	Counterparts

This Agreement may be signed in any number of counterparts, each of which shall be deemed an original. Delivery of an executed counterpart of a signature page of this Agreement in Portable Documents Format (PDF) shall be as effective as delivery of a manually executed original counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by electronic format (including, without limitation, “pdf,” “tiff” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and with AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper based record keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. This Agreement shall become effective upon the execution of a counterpart hereof by the Issuer and the Paying Agent.

12	Electronic Means

The Paying Agent shall have the right to accept and act upon instructions (“Instructions”) given pursuant to this Agreement and delivered using Electronic Means; provided, however, that the Issuer shall provide to the Paying Agent an incumbency certificate listing the relevant authorized officers (the “Authorized Officers”). If the Issuer elects to give the Paying Agent Instructions using Electronic Means and the Paying Agent in its discretion elects to act upon such Instructions, the Paying Agent’s understanding of such Instructions shall be deemed controlling. The Issuer understands and agrees that the Paying Agent cannot determine the identity of the actual sender of such Instructions and that the Paying Agent shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Paying Agent have been sent by such Authorized Officer. The Issuer shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Paying Agent and that the Issuer and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Issuer. The Paying Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Paying Agent’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Issuer agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Paying Agent, including without limitation the risk of the Paying Agent acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Paying Agent and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Issuer; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Paying Agent as soon as reasonably practicable upon learning of any compromise or unauthorized use of the security procedures. “Electronic Means” shall mean the following communications methods: e-mail, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Paying Agent, or another method or system specified by the Paying Agent as available for use in connection with its services hereunder.

13	Sanctions

The Issuer represents that neither it nor, to its knowledge, any of its affiliates, subsidiaries, directors or officers are the target or subject of any sanctions enforced by the US Office of Foreign Assets Control of the US Department of the Treasury (“OFAC”) or the US Department of State, the United Nations Security Council, the European Union, or His Majesty’s Treasury (collectively “Sanctions”).

The Issuer represents that it will not at any time under this Agreement directly or indirectly use the proceeds of the offering of the Notes, or lend, contribute, or otherwise make available such proceeds to any affiliates, subsidiaries, directors or officers (i) to fund or facilitate any activities of or business with any person who, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business with any country or territory that is the target or subject of Sanctions, or (iii) in any other manner that will result in a violation of Sanctions by any person.

In witness whereof the parties hereto have caused this Agreement to be duly executed the day and year first above written.

Capital One Financial Corporation, as Issuer

By:	/s/ Eric Bauder
	Name:	Eric Bauder
	Title:	Vice President, Treasury Strategy and Execution

Paying Agent

The Bank of New York Mellon, London Branch

By:	/s/ Colin Lamb
	Name:	Colin Lamb
	Title:	As Agent

[Signature Page to Paying Agency Agreement]

Annex A

Form of 2032 Note

Annex B

Form of 2037 Note